Exhibit 99.1

Virco Reports 5.8% Increase in Net Income for Second Quarter and Record Backlog

Highlights:

•Stimulus funding driving substantial increase in spending on furniture and equipment for schools
•$60 million backlog represents a record level for Virco and nearly 200% higher vs. 2019
•Current order, production, and shipping trends expected to result in less seasonality in fiscal 2022 and higher than usual revenue and earnings in the fourth quarter

Torrance, Calif., Sept. 14, 2021 – Virco Mfg. Corporation (Nasdaq: VIRC), the largest manufacturer and supplier of movable furniture and equipment to the education market in the United States, today reported financial results for the period ended July 31, 2021 (second quarter of fiscal 2022).

Net sales were $59.0 million for the second quarter of fiscal 2022, a slight decline from $59.5 million for same period of the prior fiscal year.

Net income was $3.8 million, or $0.24 per diluted share, for the second quarter of fiscal 2022, an increase of 5.8% from net income of $3.6 million, or $0.23 per diluted share, for the same period of the prior fiscal year.

As of August 31, 2021, the fiscal year-to-date shipments plus unshipped backlog (“Shipments + Backlog”), the Company’s preferred measure of current and future business activity, was $173.1 million. This compares to $135.1 million and $162.7 million on the same date in 2020 and 2019, respectively. The backlog component stood at $59.6 million as of August 31, 2021, 157% higher than the same date in 2020 and 198% higher than the same date in 2019.

Robert Virtue, Chairman and CEO of Virco, said, “We continue to see a significant increase in orders as more schools are utilizing funding provided from the recent stimulus packages to move forward on long overdue refurbishment projects. Our ability to offer schools high quality furniture and equipment at a competitive price that can be delivered in substantially shorter time periods than overseas competitors is enabling us to increase our market share. Through the first six months of fiscal 2022, we have already added as many new customers as we did all of last fiscal year. Our successful new business development efforts have resulted in a record backlog, which should lead to a very strong second half of the fiscal year, as well as increasing our total installed base, which provides a consistent source of re-orders in ensuing years. Given the multi-year structure of the stimulus packages, with more tranches of funding becoming available each year through 2025, we believe we are well positioned to capitalize on the increase in our total addressable market and deliver profitable growth for our shareholders in the coming years.”

Doug Virtue, President of Virco, added, “We continue to effectively manage through the impact of the pandemic, although challenges related to labor and materials shortages resulted in a lower level of shipments than we expected in the second quarter. Combined with the continued strong order flow we are seeing, we expect this to result in a higher percentage of our revenue this fiscal year being recognized in the third and fourth quarters than we usually experience, which we expect to reduce the level of seasonality in our financial results. We also continue to improve the management of our working capital requirements, which has reduced our reliance on seasonal debt financing, lowered our interest expense, and had a positive impact on our profitability.

Second Quarter Fiscal 2022 Financial Results

Net sales were $59.0 million for the second quarter of fiscal 2022, a slight decline from $59.5 million for same period of the prior fiscal year.

Gross margin was 37.8% for the second quarter of fiscal 2022, compared with 39.0% in the same period of the prior fiscal year. The decrease in gross margin was primarily attributable to higher raw material and in-bound freight costs, partially offset by price increases instituted at the beginning of the fiscal year.

Selling, general, administrative and other expenses (SG&A) was $16.3 million for the second quarter of fiscal 2022, compared with $15.5 million in the same period of the prior fiscal year. The increase in SG&A expense was primarily attributable to higher freight costs related to shipments to customers.

Interest expense was $359,000 for the second quarter of fiscal 2022, compared with $494,000 in the same period of the prior fiscal year. The decline in interest expense was primarily attributable to a lower level of debt financing utilized compared to the prior year period.

Income tax expense was $1.2 million for the second quarter of fiscal 2022, representing an effective tax rate of 24.6%, compared with income tax expense of $3.1 million for the same period of the prior year, representing an effective tax rate of 46.8%. The decrease in the effective tax rate was primarily attributable to changes in the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a partial valuation allowance on net deferred tax assets.

Net income was $3.8 million, or $0.24 per diluted share, for the second quarter of fiscal 2022, an increase of 5.8% from net income of $3.6 million, or $0.23 per diluted share, for the same period of the prior fiscal year. The increase in net income was primarily attributable to the lower effective tax rate.

Six Month Fiscal 2022 Financial Results

Net sales were $87.4 million for the six months ended July 31, 2021, an increase of 13.1% from $77.3 million for same period of the prior fiscal year. The increase in net sales was primarily attributable to increased funding provided by the federal stimulus packages and the Company’s ability to take market share from overseas competitors experiencing prolonged production and shipping times.

Gross margin was 34.3% for the six months ended July 31, 2021, compared with 36.3% in the same period of the prior fiscal year. The decrease in gross margin was primarily attributable to higher raw material and in-bound freight costs, partially offset by price increases instituted at the beginning of the fiscal year.

Selling, general, administrative and other expenses (SG&A) was $28.2 million for the six months ended July 31, 2021, compared with $27.4 million in the same period of the prior fiscal year. The increase in SG&A expense was primarily attributable to higher freight costs related to shipments to customers.

Interest expense was $652,000 for the six months ended July 31, 2021, compared with $898,000 in the same period of the prior fiscal year. The decline in interest expense was primarily attributable to a lower level of debt financing utilized compared to the prior year period.

Income tax expense was $40,000 for the six months ended July 31, 2021, compared with an income tax benefit of $149,000 for the same period of the prior year. Changes in the effective tax rate were primarily due to changes in the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a partial valuation allowance on net deferred tax assets.

Net loss was $149,000, or $0.01 per share, for the six months ended July 31, 2021, compared to a net loss of $1.1 million, or $0.07 per share, for the same period of the prior fiscal year. The decrease in net loss was primarily attributable to the higher levels of net sales and gross profit, as well as the decrease in interest expense.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at
www.virco.com.

Contact:

Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of the percentage change in shipments plus unshipped backlog through August 31, 2021 compared to the same period in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: the impact of the COVID-19 pandemic on our business, customers, competitors, supply chain and workforce; the anticipated recovery of our customers from COVID-19 and re-opening of school districts; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2021, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	7/31/2021	7/31/2020
	(In thousands, except per share data)

Net sales	$59,022	$59,456
Costs of goods sold	36,703	36,253
Gross Profit	22,319	23,203
Selling, general and administrative expenses	16,251	15,488
Operating income	6,068	7,715
Pension expense	724	542
Interest expense	359	494
Income before income taxes	4,985	6,679
Income tax expense	1,225	3,126
Net income	$3,760	$3,553

Net income per common share:
Basic	$0.24	$0.23
Diluted	$0.24	$0.23
Weighted average shares of common stock outstanding:
Basic	15,920	15,733
Diluted	15,929	15,746

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Operations

	Six Months Ended
	7/31/2021	7/31/2020
	(In thousands, except per share data)

Net sales	$87,389	$77,273
Costs of goods sold	57,382	49,166
Gross profit	30,007	28,107
Selling, general and administrative expenses	28,234	27,419
Operating income	1,773	688
Pension expense	1,230	1,084
Interest expense	652	898
Loss before income taxes	(109)	(1,294)
Income tax expense (benefit)	40	(149)
Net loss	$(149)	$(1,145)

Net loss per common share:
Basic	$(0.01)	$(0.07)
Diluted (a)	$(0.01)	$(0.07)
Weighted average shares of common stock outstanding:
Basic	15,872	15,694
Diluted (a)	15,872	15,694

(a) Net loss per common share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	7/31/2021	1/31/2021	7/31/2020
	(In thousands)
Assets
Current assets
Cash	$641	$402	$878
Trade accounts receivables, net	34,400	9,759	32,688
Other receivables	51	26	60
Income tax receivable	124	199	535
Inventories	42,393	38,270	49,444
Prepaid expenses and other current assets	2,151	2,311	2,174
Total current assets	79,760	50,967	85,779
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	734	734	734
Buildings and building improvements	51,263	51,262	51,182
Machinery and equipment	112,544	112,098	111,710
Leasehold improvements	993	1,004	1,086
Total property, plant and equipment	169,265	168,829	168,443
Less accumulated depreciation and amortization	133,517	132,003	129,596
Net property, plant and equipment	35,748	36,826	38,847
Operating lease right-of-use assets	15,602	17,596	19,551
Deferred tax assets, net	10,840	11,716	11,222
Other assets, net	7,972	7,931	7,970
Total assets	$149,922	$125,036	$163,369

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	7/31/2021	1/31/2021	7/31/2020
	(In thousands, except share and par value data)
Liabilities
Current liabilities
Accounts payable	$18,821	$8,421	$16,764
Accrued compensation and employee benefits	5,502	4,576	5,595
Current portion of long-term debt	5,526	887	18,387
Current portion operating lease liability	4,678	4,672	4,581
Other accrued liabilities	9,147	3,550	6,417
Total current liabilities	43,674	22,106	51,744
Non-current liabilities
Accrued self-insurance retention	1,374	935	1,494
Accrued pension expenses	19,000	21,889	21,419
Income tax payable	65	65	71
Long-term debt, less current portion	14,738	9,553	15,407
Operating lease liability, less current portion	13,429	15,619	17,798
Other long-term liabilities	685	682	704
Total non-current liabilities	49,291	48,743	56,893
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,102,023 shares at 7/31/2021 and 15,918,642 at 1/31/2021 and 7/31/2020	161	159	159
Additional paid-in capital	119,985	119,655	119,149
Accumulated deficit	(52,191)	(52,042)	(50,955)
Accumulated other comprehensive loss	(10,998)	(13,585)	(13,621)
Total stockholders’ equity	56,957	54,187	54,732
Total liabilities and stockholders’ equity	$149,922	$125,036	$163,369